EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 20, 2024, with respect to the consolidated financial statements of BankUnited, Inc. and the effectiveness of internal control over financial reporting incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Deloitte & Touche LLP

Miami, Florida

October 23, 2024